WASHINGTON, D.C. 20549
                   -------------------------------------------
                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number: 0-16272

                          Hometown Bancorporation, Inc.
             (Exact Name of Registrant as specified in its charter)

                                 20 West Avenue
                         Darien, Connecticut 06820-0513
                                 (203) 656-2265
          (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                     COMMON STOCK, PAR VALUE $1.00 PER SHARE
            (Title of each class of securities covered by this Form)

                                      NONE
 (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


                Rule 12g-4(a)(1)(i)                   [x]               Rule 12h-3(b)(1)(i)                    [x]
                Rule 12g-4(a)(1)(ii)                  [ ]               Rule 12h-3(b)(1)(ii)                   [ ]
                Rule 12g-4(a)(2)(i)                   [ ]               Rule 12h-3(b)(2)(i)                    [ ]
                Rule 12g-4(a)(2)(ii)                  [ ]               Rule 12h-3(b)(2)(ii)                   [ ]


                  Approximate   number   of   holders   of   record  as  of  the
certification or notice date: 0

                  Pursuant to the requirements of Securities Exchange Act of 1934, as amended, Hometown Bancorporation, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                              HUBCO, INC. Successor by Merger to
                                              Hometown Bancorporation, Inc.

                                              D. LYNN VAN BORKULO-NUZZO
DATE:  December 22, 1998                   By:---------------------------------
                                              D. Lynn Van Borkulo-Nuzzo
                                              Executive Vice President and
                                              Corporate Secretary